Exhibit 99.1

NOTICE OF BLACKOUT PERIOD

To:	Directors and Executive Officers of Monster Worldwide, Inc.

Re:	Notice of Imposition of Blackout Period Pursuant to Section 306(a) of the
Sarbanes-Oxley Act of 2002 (“SOX”)

Date:	July 26, 2006

As Andy McKelvey stated earlier today, Monster Worldwide, Inc. (the “Company”) is expressing caution with respect to the ability to rely on its historical financial statements until it can determine with greater certainty whether a restatement will be required and, if so, the extent of any such restatement and the periods affected.  Because of the potential restatement of this information, the Company believes that the Registration Statement on Form S-8 which registers shares of the Company’s common stock that are acquired pursuant to the Monster Worldwide, Inc. 401(k) Savings Plan (the “401(k) Plan”) should be temporarily suspended.

This notice is to inform you, as directors and executive officers of Company, that the 401(k) Plan will be subject to a “blackout period” during which Plan participants will be unable to direct investments into the Company’s stock fund (the “Monster Stock Fund”) under the Plan.  This blackout period began July 25, 2006 at 4:00 p.m. Eastern Daylight Time and is currently anticipated to end at 4:00 p.m. Eastern Daylight Time on the date the Company determines that no restatement of its historical financial statements is necessary or, if such restatement is necessary, the date the restated financial statements are filed with the Securities Exchange Commission (the “SEC”).  You will be promptly notified in writing when the blackout period ends.

Pursuant to Section 306(a) of SOX and Regulation BTR under the Securities Exchange Act of 1934, as amended (“Regulation BTR”), the Company’s directors and executive officers are prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any shares of Company common stock or other equity securities of the Company, including pursuant to options to acquire common stock and other derivative securities, during the 401(k) Plan blackout period.  This trading restriction bars directors and executive officers from trading within the 401(k) Plan as well as trading outside the Plan.

The trading restriction during the 401(k) Plan blackout period is subject to certain exceptions. However, given the complexity of these rules, you are urged to avoid any discretionary change in your beneficial ownership of Company equity securities during the blackout period.  Even if you think an exception applies to you, we ask that you not trade ANY Company security or derivative during the blackout period, unless you have advance written permission from Evan Kornrich, Vice President, Litigation and Labor.

The Committee under the 401(k) Plan believes that the temporary suspension of the Form S-8 was unforeseeable and beyond the control of the 401(k) Plan administrator and has determined this in writing.  Accordingly, the Company was unable to provide advance notice of the blackout period and is providing this notice as soon as reasonably possible under the circumstances.

If you have any questions concerning this notice, the blackout period or the transactions affected by the blackout period, then please contact Evan Kornrich at (212) 351-7028 or, you may contact him by mail at 622 Third Avenue, 39th Floor, New York, New York 10017.  Directors and executive officers may obtain, without charge, information as to whether the blackout period has ended by contacting Mr. Kornrich at his phone number listed above.